Exhibit 99.1

Optinose Announces Closing of Public Offering and Exercise in Full of the Underwriters' Option to Purchase Additional Common Shares

YARDLEY, Pa., June 11, 2018 OptiNose, Inc. (NASDAQ:OPTN), announced today the closing of its underwritten public offering of 5,750,000 of its common shares at a price to the public of $22.25 per common share, including 750,000 common shares sold pursuant to the underwriters' exercise in full of their option to purchase additional common shares. The offering consists of 2,875,000 shares being sold by Optinose and 2,875,000 shares being sold by certain selling stockholders, resulting in aggregate net proceeds of approximately $60.1 million to Optinose and approximately $60.1 million to the selling stockholders, after deducting underwriting discounts and before offering expenses. Optinose will not receive any proceeds from the sale of shares by the selling stockholders.

Jefferies and Piper Jaffray acted as the lead book-running managers for the offering. BMO Capital Markets and RBC Capital Markets acted as joint book-running managers for the offering and Cantor acted as sole lead manager.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission on June 6, 2018. The offering was made only by means of a prospectus, which has been filed with the SEC and is available on the SEC's website, located at www.sec.gov. Copies of the final prospectus related to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by email at prospectus@pjc.com; BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, or by telephone at 800-414-3627 or by email at bmoprospectus@bmo.com; and RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098 or by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S., the U.K. and Norway.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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